Exhibit 1

Identification and Classification of Members of the Group

JAFCO G-9(A) Venture Capital Investment Limited Partnership and JAFCO G-9(B) Venture Capital Investment Limited Partnership are filing this statement on Schedule 13G as a group.

JAFCO G-9(A) Venture Capital Investment Limited Partnership is a limited partnership organized under the laws of Japan. JAFCO Co., Ltd. is the general partner of JAFCO G-9(A).

JAFCO G-9(B) Venture Capital Investment Limited Partnership is a limited partnership organized under the laws of Japan. JAFCO Co., Ltd. is the general partner of JAFCO G-9(B).